Exhibit 10.17

December 30, 2008

Mr. Joseph W. McGrath

100 Summer Hill Lane

St. Davids, PA 19087

Dear Mr. McGrath:

This letter amends, restates, and replaces the letter dated January 2, 2008 between you and Unisys Corporation (the “Corporation” or “Unisys”), and is being entered into for the purpose of ensuring that such letter is in compliance with the applicable requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

1. In the event that the Corporation terminates your employment for other than “cause” (as defined below) or you terminate your employment for “good reason” (as defined below), you will be entitled to the following:

a. An amount equal to two times your (i) base salary (at its then current rate on the date of termination) plus (ii) your annual bonus under the Corporation’s Executive Variable Compensation Plan (in an amount equal to the average percentage of the target bonus paid for the three years preceding your date of termination times the target bonus amount as in effect on the date of termination). Unless delay is required pursuant to section 9.b., such termination payment shall be paid to you in a lump sum in cash within 30 days following the date of your termination.

b. For a period of up to two years following your termination of employment, you and your spouse and eligible dependents, shall continue to be eligible to receive medical and dental coverage under Unisys medical and dental plans in accordance with the terms of the applicable plan documents, at the same premium rates as may be charged from time to time for employees of Unisys generally, as if you had continued in employment with Unisys during such period; provided, that in order to receive such continued coverage at such rates, you shall be required to pay to Unisys at the same time that premium payments are due for the month an amount equal to the full monthly premium required by Unisys under such plans for such coverage (in accordance with payment instructions from Unisys), and Unisys shall reimburse to you, within 60 days following the date such monthly premium payment is due, an amount equal to the monthly premium payment, less the amount that you would have been required to pay for such coverage if you had remained employed by Unisys at such time (the “Health Payment”). In addition, unless delay is required pursuant to section 9.b., on each date on which the monthly Health Payment is paid to you, Unisys shall pay to you an additional amount equal to the federal, state and local income and payroll taxes that you incur on each monthly Health Payment (the “Health Gross-Up Payment”). The period of continuation of group health plan coverage under section 4980B (“COBRA”) of the Code (the “COBRA Period”) runs concurrently during the period for which the Health Payment is paid to you. The Health Payment during the COBRA Period is intended to qualify for the exception for deferred compensation as a medical benefit provided in accordance with the requirements of section 409A of the Code and Treas. Reg. §1.409A-1(b)(9)(v))(B). Notwithstanding the foregoing, if you become employed during such two-year period with another employer, you will cease to be entitled to receive the Health Payment and Health Gross-Up Payment after such employment date. You must promptly advise the Senior Vice President, Worldwide Human Resources, if you become employed. In addition, if you do not pay the applicable monthly premium for a particular month at any time during the two-year period, no further Health Payment and Health Gross-Up Payment will be paid to you.

c. You shall be entitled to all other benefits generally available to executive officers of Unisys upon termination of employment in accordance with their normal terms and the applicable plans, except that you shall not be entitled to receive payments under the Unisys Income Assistance Plan or any other severance or income assistance plan generally applicable to employees of Unisys.

d. You acknowledge that effective upon your resignation as President and Chief Executive Officer of Unisys on October 7, 2008, your Executive Employment Agreement dated January 5, 1999 terminated, and therefore, you are not entitled to any benefits under that Executive Employment Agreement.

2. In the event of your disability or death, all compensation and benefits under this agreement (other than those amounts and benefits described in the following sentence) shall terminate. You or your estate shall receive (a) if termination of employment by reason of disability or death occurs prior to the Executive Variable Compensation

(EVC) payout date for the previous EVC award year, an EVC award for such previous award year determined by the Board of Directors in its sole discretion after receiving a recommendation from the Compensation Committee, as if you had continued to be employed through the EVC payout date, (b) an annual EVC award for the year in which your employment is terminated by reason of disability or death in an amount equal to a pro rata portion, based on the period of service rendered in such year, of the EVC amount paid for the previous year, (c) benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death, in accordance with the terms of such programs and (d) any deferred account balance under the Unisys Deferred Compensation Plan (or any successor deferred compensation program) in accordance with the terms of such plan. For purposes of this agreement, disability means a mental or physical injury or illness that renders you incapable of substantially performing your duties hereunder for a period of six consecutive months and shall commence for purposes of this agreement at the end of such six-month period. In the event of your disability or death, you will be entitled to the benefits described in this section 2, and not those described in section 1. Unless delay is required pursuant to section 9.b., payments pursuant to this section shall be paid to you (or your beneficiary) in a lump sum in cash within 60 days following the date of your termination on account of your disability or death. 3. In the event that your employment is terminated for “cause” (as defined below) or you terminate your employment for other than “good reason” (as defined below), you shall be entitled only to the benefits provided to Unisys executive employees upon termination of employment.

4. For purposes of this agreement, “cause” shall mean intentional dishonesty or gross neglect of your duties. “Good reason” shall mean (i) a reduction in your aggregate compensation target (base salary plus bonus target), unless such reduction is due to your continued failure to adequately perform your duties (provided that the Corporation has provided notice identifying the manner in which the Corporation believes that you failed to adequately perform your duties, and you have failed to discontinue your inadequate performance within 90 days of receiving such notice) or is due to a reduction in compensation generally applicable to executive officers or (ii) a reduction in your duties or authority or your removal as Chief Executive Officer of the Corporation or its successor (unless such reduction or removal is for cause, as defined above) or is on account of your inability to substantially perform your duties for an aggregate of 120 days within any consecutive 12 month period due to a mental or physical injury or illness, and provided that your resignation occurs within 120 days after such reduction or removal.

5. You previously signed Employee Proprietary Information, Invention and Non-Competition and Stock Option and Restricted Stock Unit Agreements, and you understand that your duties and obligations under these agreements continue beyond your employment termination. Without prejudice to these agreements, you further agree that for a period of 12 months from and after the termination of your employment for any reason:

a. You shall not engage in or become employed as a business owner, employee, agent, representative or consultant in any activity which is in competition with any line of business of Unisys (or its subsidiaries or affiliates) existing as of your termination date, except with the express prior written consent of the Compensation Committee of the Board of Directors, provided, however, you shall be deemed not to be in competition for purposes of this agreement (A) if you are an employee of or a consultant to an entity a unit of which is in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Compensation Committee that procedures are in place to assure that any unit that is in competition with Unisys and any director, officer, employee, consultant or other representative of such unit cannot directly or indirectly avail itself or themselves of your services, (B) if you are an employee of or a consultant to an entity that provides consulting services to other entities, one or more of which are in competition with Unisys, provided that it can be demonstrated to the reasonable satisfaction of the Committee that procedures are in place to assure that no entity that is in competition with Unisys nor any director, officer, employee, consultant or other representative of such unit can directly or indirectly avail itself or themselves of your services, (C) if you invest in securities which are listed for trading on a national exchange or NASDAQ and this investment does not exceed 1% of the issued and outstanding shares of stock or (D) if you acquire an ownership interest in a non-public company, provided that such ownership represents a passive investment;

b. You shall not negatively comment publicly or privately about Unisys (or its subsidiaries or affiliates), any of its products, services or other businesses, its present or past Board of Directors, its officers, or employees, nor shall you in any way discuss the circumstances of your termination of employment, except that (A) you may give truthful testimony before a court or governmental agency, (B) you may make comments about the circumstances of your termination with the prior written approval of the Corporation, (C) you may respond publicly to any untrue public comment made by the Corporation, (D) you may discuss the circumstances of your termination with your attorneys, financial and tax advisers, members of your family and any prospective employer, provided that you take all necessary steps to assure that each such person does not, as a result of these discussions, make any such negative comment prohibited under this agreement and (E) you may make comments to an arbitrator or court for the purpose of determining or enforcing your rights under this agreement or any entitlement under any agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates);

c. You shall not, directly or indirectly, induce or attempt to induce any employee of Unisys (or any of its subsidiaries or affiliates) to render services for any other person, firm or business entity, except that you will be permitted to give recommendations, if requested, for employees seeking employment outside of Unisys;

d. Unisys (and its subsidiaries and affiliates) agrees not to negatively comment publicly or privately about you or the circumstances of your termination of employment, except (A) Unisys may give truthful testimony before a court or governmental agency, (B) Unisys may make comments about the circumstances of your termination with your prior written approval, (C) Unisys may respond publicly to any untrue public comment made by you, (D) Unisys may discuss the circumstances of your termination with its attorneys and its financial and tax advisers, provided that it takes reasonable steps to assure that each such person does not, as a result of Unisys discussions with them, make any such negative comment prohibited under this agreement, and (E) Unisys may make comments to an arbitrator or court for the purpose of determining its rights under this agreement or any other agreement, plan, award, policy or program with or sponsored by Unisys (or any of its subsidiaries or affiliates).

6. In the event that you should materially breach your obligations under Section 5.b. of this agreement or breach any other obligation described in Section 5 of this agreement, Unisys shall have the right, in addition to any other legal or equitable remedies, to terminate any payments due you under Section 1.a. of this agreement.

7. This agreement shall be binding upon Unisys and its successors and assigns.

8. Except as expressly set forth herein, this agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements. No provision of this agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Chairman of the Compensation Committee or his designee. The validity, interpretation, construction and performance of this agreement shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to the previsions thereof relating to conflicts of laws.

9. Compliance with Section 409A of the Code.

a. Notwithstanding the other provisions hereof, this agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A and, if necessary, any such provision shall be deemed amended to comply with section 409A of the Code and regulations thereunder. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment.

b. Notwithstanding any provision to the contrary in this agreement, if on the date of your termination of employment, you are a “specified employee” (as defined in section 409A of the Code and determined in the sole discretion of Unisys (or any successor thereto) in accordance with the Unisys (or any successor thereto) “specified employee” determination policy), then all severance payments payable to you under this agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following your “separation from service” with Unisys (or any successor thereto). The postponed amounts shall be paid to you in a lump sum within 60 days after the date that is six months following your “separation from service” with Unisys (or any successor thereto). If you die during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of your estate within 60 days after your death.

c. All reimbursements provided under this agreement shall be made or provided in accordance with the requirements of section 409A of the Code and Treas. Reg. §1.409A-3(i)(1)(iv) and all tax gross-ups shall paid in accordance with the requirements of section 409A of the Code and Treas. Reg. §1.409A-3(i)(1)(v).

If the foregoing sets forth our agreement with you, please sign and return to us the enclosed copy of this agreement.

Very truly yours,

UNISYS CORPORATION		The foregoing is accepted:

By:	/s/ Theodore E. Martin	/s/ Joseph W. McGrath
	Theodore E. Martin, Chairman	Joseph W. McGrath
Compensation Committee Board of Directors

Date: December , 2008		Date: December , 2008

4